EXHIBIT 99

 [inTEST News Release Letterhead]

inTEST CORPORATION ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND YEAR END

CHERRY HILL, NEW JERSEY - February 27, 2002... inTEST Corporation (NASDAQ:INTT) today announced its financial results for the quarter and year ended December 31, 2001. Net revenues for the quarter were $7.4 million, which were consistent with net revenues for the quarter ended September 30, 2001. The net loss for the quarter ended December 31, 2001 was $2.3 million or $.28 per diluted share, compared to a net loss of $9.8 million or $1.19 per diluted share for the third quarter. Special charges for the quarter ended September 30, 2001, net of income tax, were $6.5 million or $.79 per diluted share. The net loss for the quarter ended September 30, 2001, exclusive of special charges, was $3.3 million or $.40 per diluted share. Bookings for the quarter ended December 31, 2001 were $6.3 million, an increase of 4% from the quarter ended September 30, 2001.

For the year ended December 31, 2001, the net loss was $11.3 million or $1.37 per diluted share compared to net earnings of $6.4 million or $.75 per diluted share for the year ended December 31, 2000. Special charges, net of income tax, for 2001 amounted to $6.5 million or $.79 per diluted share, compared to $3.4 million or $.41 per diluted share for 2000. This resulted in a net loss, exclusive of special charges, of $4.8 million or $.58 per diluted share for the year ended December 31, 2001 compared to net earnings, exclusive of special charges, of $9.8 million or $1.16 per diluted share for the year ended December 31, 2000.

The special charges for the quarter ended September 30, 2001 and the year ended December 31, 2001 were incremental additions to the inventory obsolescence reserve, net of income tax, of approximately $1.9 million or $.23 per diluted share and the write-off of $4.6 million of impaired goodwill, or $.56 per diluted share. The special charges for the year ended December 31, 2000 were incremental additions to the inventory obsolescence reserve, net of income tax, of $627,000 or $.08 per diluted share; costs related to the merger with Temptronic, net of income tax, of $2.5 million or $.30 per diluted share; and expenses associated with the withdrawn offering of common shares, net of income tax, of $257,000 or $.03 per diluted share. The incremental additions to the inventory obsolescence reserve, which normally approximate $75,000 per quarter or $300,000 per year, were made due to the continued industry-wide downturn.

Robert E. Matthiessen, President and CEO said, "The semiconductor capital equipment industry remained depressed during the fourth quarter, with our net revenues equal to the level of the third quarter of 2001. However, our bookings did show sequential quarterly growth for the first time in 5 quarters, and we continue to see increased order activity in the first quarter of 2002. In addition, order push-outs by customers appear to have stopped, and in a few cases, we are seeing pull-ins of previously delayed orders. During the downturn we strengthened our competitive position with new product developments and closer working relationships with existing and new OEM customers. We believe that, despite the declining market of the past year, we have gained market share in our manipulator products. We continue to balance our investment in product development programs with appropriate cost controls and prudent cash management."

inTEST Corporation is a leading independent designer, manufacturer and marketer of manipulator and docking hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support personnel in Arizona and Texas.

The statements by Mr. Matthiessen are forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a deeper or longer decline in the demand for integrated circuits than presently expected; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; the effectiveness of our cost reduction programs; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our periodic reports on Form 10-K and Form 10-Q

As previously announced, there will be a conference call hosted by management on Wednesday, February 27, 2002 at 9:00 a.m. EST. This call will be webcast live by CCBN and can be accessed through the investor relations section of the Company's website at www.intest.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 60 days on the Company's website.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Earnings Data:
	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,

	2001	2000	2001	2000
Net revenues	$ 7,419	$21,589	$51,627	$87,651
Gross margin	963	7,814	12,711	39,556
Operating expenses:
Selling expense	1,745	3,432	8,754	11,711
Engineering and product development expense	1,295	1,914	6,132	6,576
General and administrative expense	1,433	1,931	7,902	7,273
Impairment of goodwill	-	-	4,612	-
Merger-related costs	-	-	-	2,672
Write-off of deferred offering costs	-	-	-	415
Operating income (loss)	(3,510)	537	(14,689)	10,909
Other income	73	225	551	670
Income tax expense (benefit)	(1,110)	289	(2,809)	5,200
Net earnings (loss)	(2,327)	473	(11,329)	6,379

Net earnings (loss) per share - basic	$(0.28)	$0.06	$(1.37)	$0.78
Weighted average shares outstanding - basic	8,309	8,244	8,279	8,201

Net earnings (loss) per share - diluted	$(0.28)	$0.06	$(1.37)	$0.75
Weighted average shares outstanding - diluted	8,309	8,425	8,279	8,470

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/01	12/31/00
Cash and cash equivalents	$ 7,281	$ 5,680
Trade accounts and notes receivable, net	5,191	14,752
Inventories	7,554	12,559
Total current assets	24,174	34,899
Net property and equipment	5,743	5,087
Total assets	31,528	46,529
Accounts payable	1,869	4,563
Accrued expenses	2,100	3,568
Total current liabilities	4,050	8,131
Noncurrent liabilities	296	-
Total stockholders' equity	27,182	38,398